PLAN AND AGREEMENT OF REORGANIZATION

THIS PLAN AND AGREEMENT OF REORGANIZATION, made this _____ day of April, 2018 by and among:

MANAGEMENT AND BUSINESS ASSOCIATES, LLC, a Florida limited liability company with its principal offices located at c/o Kleinfeld Legal Advisors PA, 801 NE 167th Street, Suite 306, N. Miami Beach, Florida 33162 (hereinafter “MBA”)

AND

BIOTECH PRODUCTS SERVICES AND RESEARCH, INC., a Nevada corporation with its principal offices located at 515 North Shore Drive, Miami Beach, Florida 33141 (hereinafter “Biotech”) and the undersigned individuals comprising directors, officers, management and shareholders of Biotech (hereinafter specifically named or referred to as “Shareholders”)

WITNESSETH THAT:

WHEREAS, Biotech, a publicly-trading company filing reports with the Securities and Exchange Commission (although currently delinquent), is primarily engaged in the business of developing stem cell products and marketing, selling, and distributing such products;

WHEREAS, Biotech lacks the financial resources to carry out its business plan and as currently structured has been unable to, and is unlikely to, attract the necessary capital;

WHEREAS, MBA was organized to provide business management advice, guidance, and management services and has proven management with the experience and background likely to attract capital for its enterprises;

WHEREAS, Biotech has approached MBA with a view to securing MBA’s management services to reorganize itself and to restructure itself to attract the necessary capital;

WHEREAS, Biotech and MBA have negotiated, have reached certain understandings, and desire a written Plan and Agreement of Reorganization to formalize and evidence their understandings;

NOW, THEREFORE, intending to be legally bound, the parties have agreed, and do hereby agree, as follows:

1. (a) On the terms and subject to the conditions of this Plan and Agreement of Reorganization, intended to be a tax exempt structural reorganization under IRC Section 368(a)(1)(E), assuming compliance with the conditions precedent in Paragraph 2 following, at and effective as of the Closing, Biotech shall sell and issue to MBA that number of shares of its Common Stock equal to fifty-one percent (51%) of the total number of shares to be issued and outstanding on a fully-diluted basis including such new issuance; i.e., all previously issued and outstanding shares as of the calculation shall equal forty-nine percent (49%). In the event that post-Closing it is determined that the number of Shares calculated and unissued was insufficient, on a fully diluted basis, to equal 51%, additional shares shall be issued to cover the shortfall.

(b) The issuance price for such Shares shall be the par value thereof; i.e., $.001. To pay such par value on the issuance of the Shares, Biotech shall transfer sufficient funds from capital surplus (additional paid-in capital). When issued, the shares shall be duly authorized, validly issued, fully paid and non-assessable. Biotech represents and warrants that as of the Closing such Shares shall represent fifty-one percent (51%) of the issued and outstanding shares (“Shares”) of Biotech’s common stock calculated on a fully-diluted basis, with no shares of Biotech’s Series A or Series B preferred stock being issued and outstanding, and that such Shares shall represent control of Biotech.

(c) The Shares which MBA shall purchase are being acquired for investment purposes, solely for MBA’s own account and not on behalf of any other persons, and not with a view to, or for, the resale or distribution thereof. Notwithstanding, MBA shall have authority to divide the shares, in its discretion, with its management, officers, directors and members. The certificate(s) for the Shares shall bear the standard securities law legend restrictions and Biotech shall issue “Stop Transfer” orders to its stock transfer agent.

2. (a) At the Closing, the holders of the Biotech Series A preferred stock, Albert Mitrani, Maria Mitrani and Ian Bothwell, signatories hereto, shall deliver to Biotech their Series A stock certificates, representing all 300 shares of such Series currently issued and outstanding, marked “CANCELLED” across the face thereof. Such holders, signatories hereto, authorize Biotech to take all steps to terminate and delete the designation for the Series A preferred stock, returning such shares to the status of authorized and undesignated preferred stock. (Biotech shall demonstrate to MBA the cancelled Series A certificate previously held by Dr. Bruce Werber so as to account for all 400 shares previously issued and outstanding.)

(b) At the Closing, Biotech shall demonstrate to MBA the cancelled Series B certificate(s) previously held by Albert Martini so as to account for all 1,000,000 shares previously issued and outstanding. Alternatively, Albert Mitrani, the former holder of the Series B preferred stock shall deliver to Biotech his share certificate(s) for the Series B preferred stock, marked “CANCELLED” across the face thereof. Mr. Mitrani, signatory hereto, authorizes Biotech to take all steps to terminate and delete the designation for the Series B preferred stock, returning such shares to the status of authorized and undesignated preferred stock.

(c) At the Closing, Ian Bothwell and Maria Mitrani shall, first, elect Manuel E. Iglesias and his nominee to the Biotech Board of Directors and, second, submit their resignations, effective as of Closing, as directors of Biotech. Both Maria Mitrani and Ian Bothwell, signatories hereto, release any and all contracts and commitments that they be directors of Biotech from and after the Closing.

(d) At the Closing, Albert Mitrani, Maria Mitrani and Ian Bothwell, as the directors of Biotech, shall deliver certificates to Biotech certifying that the Biotech By-laws [Sections 4.08(c) and 4.08(d)] no longer contain any provisions for any supermajority vote and that only a normal majority vote is required for the approval of any item of business.

(e) At the Closing, Albert Mitrani, Maria Mitrani and Ian Bothwell, signatories hereto, shall deliver agreements to the termination of their existing employment agreements and the reorganized Biotech Board of Directors shall enter into substitute contracts in the form attached hereto and made a part hereof.

(f) At the Closing, Albert Mitrani and Ian Bothwell, signatories hereto, shall deliver agreements to the amendment of their warrants to remove the provision that if the number of shares of Common Stock outstanding is decreased by a combination or reverse stock split, the Exercise Price and the number of shares of Common Stock purchasable under the warrant shall not be adjusted. Messrs Mitrani and Bothwell, authorize Biotech to treat the warrants as being consistent with the wording in all other outstanding warrants, namely to the effect that adjustment shall be made in such event.

(g) At the Closing, Albert Mitrani, Maria Mitrani and Ian Bothwell shall deliver releases of all amounts owing to them for unpaid salary to the date of Closing, for unrepaid advances made prior to January 1, 2018, and for unreimbursed expenses incurred prior to January 1, 2018.

(h) At the Closing, unless already exercised, Maria Mitrani and Ian Bothwell, signatories hereto, shall exercise their employee/affiliates warrants pursuant to the amended exercise price of $.001 on a cashless basis.

3. Biotech represents and warrants, intending MBA to rely upon such representations and warranties:

(a) No series of preferred stock, other than the Series A preferred stock and the Series B preferred stock has been designated and no shares of any further series are issued and outstanding.

(b) All 1,000,000 shares of the Series B preferred stock were issued to Albert Mitrani who subsequently cancelled such shares and returned them to Biotech for cancellation. The Series B remains designated but no shares are issued and outstanding.

(c) The warrants issued to Messrs. Mitrani and Bothwell, which contained wording that if the number of shares of Common Stock outstanding is decreased by a combination or reverse stock split, the Exercise Price and the number of shares of Common Stock purchasable under the warrant shall not be adjusted, have been amended to remove such language.

(d) Biotech’s Board of Directors has approved this Reorganization Agreement and authorized its officers to execute the Reorganization Agreement as binding Biotech.

(e) The Biotech Bylaws have been amended to remove all references to a supermajority vote for any purpose; (i.e., Sections 4.08(c) and 4.08(d) have been deleted.

(f) The indebtedness to Diamond Rock has been paid in full, its liens have been released, and Biotech has no further obligation to Diamond Rock.

(g) At and after Closing, Biotech, Albert Mitrani, Maria Mitrani and Ian Bothwell shall execute and deliver all such documents, and take all necessary actions, to fully complete the transactions contemplated hereby.

4. Biotech, Albert Mitrani, Maria Mitrani and Ian Bothwell acknowledge awareness that immediately following Closing it is the intent of MBA:

(a) To elect additional members to the Board of Directors as its representatives or as may be required by any investors;

(b) To effect a post-reorganization reverse stock split of approximately one (1) new share for fourteen (14) existing shares;

(c) To negotiate with Messrs. Taddeo and Rohrbaugh regarding options to spin-off Mint Organics together with its subsidiaries or otherwise to divest itself of any interest in or liability of Mint Organics, Inc. and the medical marijuana business;

(d) To secure funding for Biotech’s operations in one or more transactions which may involve dilution to the post-reorganization shareholders;

(e) To cancel the designations of the Series A and Series B preferred stock;

5. (a) The closing of the transactions contemplated hereby will take place at a place to be mutually designated. All transactions consummated at the Closing will be deemed to have been made simultaneously and will be effective as of the close of business EDT, on the Closing Date.

(b) At the Closing, Biotech, Albert Mitrani, Maria I. Mitrani and Ian Bothwell shall deliver a duly executed copy of this Agreement to MBA. In the event of any post-Closing matters to be completed, such shall be deemed to have occurred and effective as of the close of business EDT, on the Closing Date.

(c) At the Closing, Biotech shall deliver a a share certificate or share certificates, registered in the name of MBA, representing the Shares, as provided in Paragraph 1 above.

(d) At the Closing, MBA shall deliver a duly executed copy of this Agreement to each of Biotech, Albert Mitrani, Maria I. Mitrani and Ian Bothwell.

6. The duty and obligation of MBA to consummate the Closing is subject to:

(i) the delivery by Biotech, Albert Mitrani, Maria Mitrani and Ian Bothwell of the documents designated in Paragraph 2 above and Paragraph 5 following; and

(ii) the delivery by Biotech to MBA of a duly issued stock certificate for that number of shares constituting 51% on a fully diluted basis as described above, which shares shall be legally authorized, legally issued, fully-paid, non-assessable and free of all claims, liens and charges.

7. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given:

(i) on the date of service if served personally on the Party to whom notice is to be given; or

(ii) on the day of delivery or rejection/refusal if sent by nationally-recognized overnight courier service (e.g., FedEx, UPS) if properly addressed as set forth below: or

(iii) on the day of delivery or rejection/refusal if mailed to the Party to whom notice is to be given by first class mail, registered or certified, with return receipt requested, postage prepaid, and properly addressed as follows or to such other location as a Party may designate in writing from time to time:

Biotech:	Biotech Products Services and Research, Inc.
515 North Shore Drive
Miami Beach, Florida 33140

with a copy to:	Mitrani, Rynor, Adamsky & Toland, PA
301 W. 41st Street, PH
Miami Beach, Florida 33140
Attn: Isaac J. Mitrani, Esq.

MBA:	Management and Business Associates, LLC
c/o Klienfeld Legal Advisors PA
801 NE 167th Street, Suite 306
N. Miami Beach, Florida 33162
Attn: Manuel E. Iglesias, CEO

with a copy to:	Fox Law Offices, P.A.
561 NE Zebrina Senda
Jensen Beach, Florida 34957
Attn: Richard C. Fox, Esq.

8. This Agreement is the entire Agreement among the parties and supersedes all prior letters of intent, discussions, negotiations, understandings, memoranda, correspondence and any other prior agreement(s) among the parties with respect thereto except as herein specified. There are no representations, warranties or other agreements except as expressed in this Agreement. No alteration, modification, or waiver of term or condition hereof shall be binding unless in writing and signed by all parties.

9. This Agreement may be amended only with the written approval of the party to be charged therewith; provided, however, that no such amendment may be made that would cause a breach of any warranty or representation herein.

10. This agreement may not be assigned by any party or by operation of law or otherwise.

11. Whenever required by the context hereof: the masculine gender shall be deemed to include the feminine and neuter; and the singular member shall be deemed to include the plural. Time is expressly declared to be of the essence of this Agreement. This Agreement shall be deemed to have been mutually prepared by all parties and shall not be construed against any particular party as the draftsman.

12. It is the intent of the parties that this Agreement shall be governed by, construed and interpreted, and that all questions arising hereunder shall be determined in accordance with, the provisions of the laws of the State of Florida without regard to conflict of laws rules of such state.

13. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.

14. From time to time, as and when requested by a party hereto, another party hereto will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Plan and Agreement of Reorganization.

15. Venue and jurisdiction of any controversy, claim or dispute arising out of this Agreement, or the breach thereof, that cannot be resolved by negotiation, shall be only in the U.S. federal court or Florida state courts for Miami-Dade County and no other court shall have venue or jurisdiction of any matter hereunder. Each party waives any claim to forum non conveniens. This Agreement shall be deemed to have been written by both parties and shall not be construed against either party. The prevailing Party in any action at law or in equity arising out of or related to this Agreement shall be entitled to recover from the non-prevailing Party its costs at all levels, including without limitation its attorneys’ and accountants’ fees.

16. This Agreement may be executed in two or more counterparts and by facsimile, any one of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

17. No agent, broker, person, or firm acting on behalf of either party or under the authority of any of them is or will be entitled to any commission or broker’s or finder’s fee or financial advisory fee in connection with any of the reorganization transactions contemplated herein.

18. This Plan and Agreement of Reorganization is for the sole benefit of the parties hereto and nothing expressed or implied herein shall give, or be construed to give, to any person or entity, other than the parties hereto, any legal or equitable rights hereunder.

19. No failure or delay by any party in exercising any right, power, privilege or license hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, privilege or license.

20. Except as expressly provided for herein, the parties will pay or cause to be paid all of their own fees, costs and expenses incident to this Plan and Agreement of Reorganization and in preparing to consummate and consummating the transactions contemplated hereby.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have hereunto set their hands and seals the day and year first above written.

MANAGEMENT AND BUSINESS ASSOCIATES LLC

By:	/s/ Manuel E. Iglesias
Manuel E. Iglesias, CEO

BIOTECH PRODUCTS SERVICES AND RESEARCH, INC.

By:	/s/ Albert Mitrani
Albert Mitrani, CEO

SHAREHOLDERS:

/s/ Albert Mitrani	/s/ Maria Ines Mitrani
Albert Mitrani	Maria Ines Mitrani

/s/ Ian Bothwell
Ian Bothwell